Exhibit 99.1

Barnes & Noble Reports 2008 Results

Sales and Earnings Per Share In-Line with Guidance

Operating Free Cash Flow of $150 Million Exceeds Guidance

Issues First Quarter and Full-Year 2009 Guidance

NEW YORK--(BUSINESS WIRE)--March 19, 2009--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported sales and earnings for the fourth quarter and the full year ended January 31, 2009.

2008 RESULTS

Barnes & Noble store sales were $1,439 million for the quarter and $4,525 million for the full year. Barnes & Noble store sales decreased 4.8% for the quarter and 2.7% for the full year as compared to fiscal 2007. Comparable store sales decreased 7.3% for the quarter and 5.4% for the year, in-line with guidance.

Barnes & Noble.com sales were $157 million for the quarter and $466 million for the full year. Barnes & Noble.com comparable sales decreased 10.4% for the quarter and 1.3% for the full year as compared to the same periods in fiscal 2007.

Consolidated sales decreased 6% to $1,632 million for the quarter and decreased 3% to $5,122 million for the full year, as compared to the prior year periods.

The company previously announced two charges which impacted fourth quarter and full-year results. An after-tax charge of $2.5 million, or $0.04 per share, was recorded for severance on the elimination of corporate positions. The company also sold its majority interest in Calendar Club, recording a non-cash after-tax charge of $9.7 million, or $0.17 per share. The results of Calendar Club, along with this charge, are classified as discontinued operations.

Net earnings were $81.2 million, or $1.46 per share for the fourth quarter, and $75.9 million, or $1.32 per share for the full year. Excluding the two charges noted above, net earnings were $93.3 million, or $1.67 per share for the fourth quarter, and $88.1 million, or $1.54 per share for the full year, in-line with guidance issued on November 20, 2008.

“While 2008 proved to be the most challenging year that the company and the industry have ever experienced, we are proud of our financial results in light of the macro retail environment,” said Steve Riggio, chief executive officer of Barnes & Noble, Inc. “Despite a sales decrease of 3%, gross margins improved by 50 basis points, inventory levels were reduced by 11%, and our focus on expense control and capital expenditures enabled us to generate operating free cash flow of $150 million, exceeding our expectations. As we look to 2009, we expect the challenging environment to continue. Sales forecasts have been planned accordingly and expenses have been cut. The strength of our balance sheet remains a top priority. And, while we are reducing overall expense levels where appropriate, we will continue to invest in the growth areas of the business, as evidenced in our recent acquisition of Fictionwise.”

2009 GUIDANCE

While it is difficult to forecast sales with any certainty in the current environment, based on current trends, the company expects first quarter comparable store sales at Barnes & Noble stores to decrease in a range of 6% to 9%, and full-year comparable store sales to decrease in a range of 4% to 6%.

Barnes & Noble, Inc.’s first quarter loss is expected to range from $0.10 to $0.20 per share. Full-year earnings per share are expected to range from $0.95 to $1.25.

The share count used in the computation of earnings per share is based on a basic weighted average share count of 55 million shares for the first quarter, and a diluted weighted average share count of 57 million shares for the full year.

As of January 31, 2009, the company operated 726 Barnes & Noble stores and 52 B. Dalton stores. During the fourth quarter, five Barnes & Noble stores were opened and seven were closed. Nineteen B. Dalton stores were closed during the quarter.

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, March 19, 2009, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.earnings.com for one year.

Barnes & Noble, Inc. will report first quarter earnings on or about May 21, 2009.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 778 bookstores in 50 states. For the fourth year in a row, the company is the nation’s top bookseller brand, as determined by a brand’s overall strength based on its combination of familiarity, quality and purchase intent, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
	January 31, 2009	February 2, 2008	January 31, 2009	February 2, 2008

Sales	$1,631,616	1,738,980	5,121,804	5,286,674
Cost of sales and occupancy	1,108,899	1,182,331	3,540,596	3,679,845
Gross profit	522,717	556,649	1,581,208	1,606,829
Selling and administrative expenses	334,437	335,637	1,251,524	1,225,791
Depreciation and amortization	45,546	42,509	173,557	168,600
Pre-opening expenses	1,783	1,094	12,796	10,387
Operating profit	140,951	177,409	143,331	202,051
Interest income (expense), net	(751)	1,507	(2,344)	7,483
Income before taxes and minority interest	140,200	178,916	140,987	209,534
Income taxes	55,235	70,375	55,591	74,623
Income before minority interest	84,965	108,541	85,396	134,911
Minority interest	207	-	30	-
Income from continuing operations	85,172	108,541	85,426	134,911
Income (loss) from discontinued operations (net of tax)	(4,020)	6,500	(9,506)	888
Net Income	$81,152	115,041	75,920	135,799

Basic income (loss) per common share:
Income from continuing operations	$1.56	1.78	1.55	2.12
Income (loss) from discontinued operations	(0.07)	0.11	(0.17)	0.01
Net income	$1.49	1.88	1.38	2.13

Diluted income (loss) per common share:
Income from continuing operations	$1.53	1.69	1.49	2.01
Income (loss) from discontinued operations	(0.07)	0.10	(0.17)	0.01
Net income	$1.46	1.79	1.32	2.03

Weighted average common shares outstanding
Basic	54,602	61,060	55,207	63,662
Diluted	55,770	64,091	57,327	67,050

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	68.0%	68.0%	69.1%	69.6%
Gross profit	32.0%	32.0%	30.9%	30.4%
Selling and administrative expenses	20.5%	19.3%	24.4%	23.2%
Depreciation and amortization	2.8%	2.4%	3.4%	3.2%
Pre-opening expenses	0.1%	0.1%	0.2%	0.2%
Operating profit	8.6%	10.2%	2.8%	3.8%
Interest income (expense), net	0.0%	0.1%	0.0%	0.1%
Income before taxes and minority interest	8.6%	10.3%	2.8%	4.0%
Income taxes	3.4%	4.0%	1.1%	1.4%
Income before minority interest	5.2%	6.2%	1.7%	2.6%
Minority interest	0.0%	0.0%	0.0%	0.0%
Income from continuing operations	5.2%	6.2%	1.7%	2.6%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	January 31, 2009	February 2, 2008

ASSETS
Current assets:
Cash and cash equivalents	$281,608	335,080
Receivables, net	80,998	107,137
Merchandise inventories	1,203,471	1,358,170
Prepaid expenses and other current assets	127,028	125,043
Current assets of discontinued operations	30,199	40,251
Total current assets	1,723,304	1,965,681

Property and equipment:
Land and land improvements	9,298	3,247
Buildings and leasehold improvements	1,096,801	1,053,490
Fixtures and equipment	1,385,454	1,310,225
	2,491,553	2,366,962
Less accumulated depreciation and amortization	1,670,839	1,553,067
Net property and equipment	820,714	813,895

Goodwill	240,008	242,633
Intangible assets, net	83,443	87,987
Deferred taxes	110,098	102,633
Other noncurrent assets	8,000	8,372
Noncurrent assets of discontinued operations	8,321	28,625
Total assets	$2,993,888	3,249,826

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$746,599	831,669
Accrued liabilities	710,269	725,054
Current liabilities of discontinued operations	18,807	33,444
Total current liabilities	1,475,675	1,590,167

Deferred taxes	189,268	173,496
Other long-term liabilities	393,006	397,674
Noncurrent liabilities of discontinued operations	12,713	13,769

Minority interest	1,612	-

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 87,681 and 86,754
shares issued, respectively	88	87
Additional paid-in capital	1,262,358	1,233,343
Accumulated other comprehensive loss	(14,503)	(9,523)
Retained earnings	721,200	696,861
Treasury stock, at cost, 33,066
and 26,461 shares, respectively	(1,047,529)	(846,048)
Total shareholders' equity	921,614	1,074,720
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$2,993,888	3,249,826

CONTACT:
Media:
Mary Ellen Keating
Senior Vice President
Corporate Communications
Barnes & Noble, Inc.
(212) 633-3323
mkeating@bn.com
or
Investor:
Joseph J. Lombardi
Chief Financial Officer
Barnes & Noble, Inc.
(212) 633-3215
jlombardi@bn.com
or
Andy Milevoj
Director of Investor Relations
Barnes & Noble, Inc.
(212) 633-3489
amilevoj@bn.com